Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) made and entered into as of May 14, 2021 (the “Effective Date”), by and between BKEP Management, Inc., a Delaware corporation (the “Company”), and Matthew Lewis (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Executive has been appointed by the Company to the position of Chief Financial Officer effective as of September 8, 2020;

WHEREAS the Company wishes to secure the services of the Executive as Chief Financial Officer subject to the contractual terms and conditions set forth herein; and

WHEREAS, the Executive is willing to enter into this Agreement upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, the parties hereto agree as follows:

1.    Employment. As of the Effective Date, the Company hereby agrees to continue to employ the Executive, and the Executive hereby agrees to accept such continued employment with the Company, all upon the terms and conditions set forth herein.

2.    Term of Employment. Subject to the terms and conditions of this Agreement, and unless earlier terminated as provided for herein, the Executive shall be employed hereunder for a term commencing on the Effective Date and ending on the third anniversary of the Effective Date (such period between the Effective Date and the third anniversary of the Effective Date, the “Initial Term”). Unless the Executive’s employment hereunder has been earlier terminated, upon the third anniversary of the Effective Date and on each subsequent anniversary thereafter, the term of the Executive’s employment hereunder shall automatically renew and extend for a period of twelve (12) months (each such twelve (12)-month period, a “Renewal Term”) unless written notice of non-renewal (a “Notice of Non-Renewal”) has been delivered by either party to the other at least ninety (90) days prior to the expiration of the then-existing Initial Term or Renewal Term, as applicable. Notwithstanding any other provision of this Agreement, Employee’s employment hereunder may be terminated at any time in accordance with Section 5. The period from the Effective Date through the expiration of this Agreement or, if sooner, the termination of Employee’s employment pursuant to this Agreement, regardless of the time or reason for such termination, shall be referred to herein as the “Term.”

3.    Duties and Responsibilities.

A.    Capacity. During the Term, the Executive shall serve in the capacity of Chief Financial Officer of the Company and of Blueknight Energy Partners G.P., L.L.C. (the “General Partner”), and Executive shall report to the Board of Directors of the General Partner (the “Board”).

B.    Duties. During the Term, and excluding any periods of disability, vacation or other leave to which the Executive is entitled, the Executive shall devote his full business time to the management of the business and affairs of the Company, the General Partner and Blueknight Energy Partners, L.P. (the “MLP”). The Executive may be required by the Board to provide services to, or otherwise serve as an officer or director of, any direct or indirect subsidiary of the Company, the General Partner or the MLP. During the Term, it shall not be a violation of this Agreement for the Executive to (i) serve on civic or charitable boards or committees, and (ii) deliver lectures or fulfill speaking engagements, provided that such activities do not unreasonably interfere with the performance of the Executive’s duties hereunder or violate any obligations that the Executive may have to the Company, the General Partner, the MLP or any of their direct or indirect subsidiaries (collectively, the Company, the General Partner, the MLP and their respective direct and indirect subsidiaries are referred to herein as the “Company Group”).

C.    Standard of Performance. The Executive will perform his duties under this Agreement with fidelity and loyalty, to the best of his ability, experience and talent and in a manner consistent with his duties and responsibilities. Such standard of performance is in addition to all other fiduciary and other obligations, including all statutory and common law obligations, applicable to the Executive during the Term.

4.    Compensation.

A.    Base Salary. The Company shall pay the Executive a salary (the “Base Salary”) at an annualized rate of $305,000. The Base Salary shall be payable in accordance with the general payroll practices of the Company in effect from time to time. During the Term, the Base Salary shall be reviewed at least annually by the Board after consultation with the Executive and may from time to time be increased as solely determined by the Board. Effective as of the date of any such increase, the Base Salary as so increased or, if permitted by the following sentence, as so decreased, shall be considered the new Base Salary for all purposes of this Agreement. Notwithstanding the foregoing, the Executive’s Base Salary may be decreased, following written notice to the Executive, by up to 10% if such a decrease is part of an across-the-board reduction implemented for Company executives and necessitated, in the opinion of the Board, by a significant business disruption or loss of revenue for the Company Group.

B.    Annual Bonus. The Executive shall be eligible for discretionary bonus awards payable in cash or common units of the MLP, as so determined solely by the Board, based on performance objectives determined by the Board, provided the Executive is employed by the Company on the date such payment is made.

C.    Long-Term Incentives. Awards of unit options, unit grants, restricted units and/or other forms of equity-based compensation to the Executive may be made from time to time during the Term by the Board in its sole discretion, whose decision will be based upon performance and award guidelines for senior executives of the Company established periodically by the Board in its sole discretion.

D.    Benefits.

(1)    If and to the extent that the Company maintains employee benefit plans (including, but not limited to, pension, profit-sharing, disability, accident, medical, life insurance, and hospitalization plans) (it being understood that the Company may but shall not be obligated to do so), the Executive shall be entitled to participate therein in accordance with the terms of the applicable plans in effect from time to time and the Company’s regular practices with respect to similarly situated senior executives. The Company will have the right to amend or terminate any such benefit plans it may choose to establish.

(2)    The Executive shall be entitled to prompt reimbursement from the Company for reasonable out-of-pocket expenses incurred by him in the course of the performance of his duties hereunder, upon the submission of appropriate documentation in accordance with the practices, policies and procedures applicable to other senior executives of the Company in effect from time to time.

(3)    The Executive shall be entitled to paid-time-off each year (which shall accrue and must be taken pursuant the Company’s applicable paid-time-off policies in effect from time to time) and such holidays and other paid or unpaid leaves of absence as are consistent with the Company’s normal policies available to other senior executives of the Company (and which shall take into account the duration of the Executive’s employment with the Company, including such employment prior to the Effective Date) or as are otherwise approved by the Board.

E.    Payment by Affiliates. Compensation and benefits provided under this Agreement may, at the election of the Company, be provided for administrative convenience by any of the Company’s affiliates (including any other member of the Company Group).

5.    Termination of Employment.

Notwithstanding the provisions of Section 2 hereof, the Executive’s employment hereunder shall terminate under any of the following conditions:

A.    Non-Renewal. In the event that one party provides the other party with a Notice of Non-Renewal pursuant to Section 2, the Executive’s employment hereunder shall terminate (unless the parties agree to an earlier date of termination) upon the expiration of the Initial Term or Renewal Term, as applicable, in effect when such Notice of Non-Renewal is given.

B.    Death. The Executive’s employment under this Agreement shall terminate automatically upon his death.

C.    Total Disability. The Company shall have the right to terminate this Agreement if the Executive becomes Totally Disabled. For purposes of this Agreement, “Totally Disabled” means that either (i) the Executive is unable to perform the essential duties of his position due to a physical or mental impairment that continues, or can reasonably be expected to continue, for a period in excess of ninety (90) consecutive days or one hundred-eighty (180) days, whether or not consecutive (in each case, after giving effect to reasonable accommodation, if available and required by applicable law), in any twelve (12)-month period or (ii) the Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company or any entity that would be considered a single “service recipient” with the Company pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Prior to a determination that the Executive is Totally Disabled, but after the Executive has exhausted all sick leave and vacation benefits provided by the Company, the Executive shall continue to receive the Base Salary, offset by any disability benefits the Executive may be eligible to receive.

D.    Termination by the Company for Cause. The Executive’s employment hereunder may be terminated for Cause upon written notice by the Company. For purposes of this Agreement, “Cause” shall mean:

(1)    indictment or conviction of the Executive of any felony or a crime involving moral turpitude;

(2)    the Executive’s willful and intentional failure or willful and intentional refusal to follow reasonable and lawful instructions of the Board;

(3)    the Executive’s material breach or default in the performance of his obligations under this Agreement; or

(4)    the Executive’s material violation of any policy or code of conduct of any member of the Company Group applicable to him (and made known to him), or any violation of any securities law or any law applicable to the workplace (including any law regarding anti-harassment, anti-discrimination, or anti-retaliation); or

(5)    the Executive’s act of misappropriation, embezzlement, intentional fraud or similar conduct involving the Company or any other member of the Company Group.

The Executive may not be terminated for Cause pursuant to subsections (2) and (3) above unless (so long as such circumstances are capable of cure), the Executive is given written notice of the circumstances constituting Cause and a reasonable period to cure such circumstances, which period shall be no less than 30 days.

E.    Termination by the Company without Cause. The Company may terminate the Executive’s employment hereunder for convenience at any time and for any reason, or no reason at all, upon written notice to the Executive.

F.    Resignation for Good Reason. So long as the conditions of this Section 5.F have been satisfied, the Executive’s employment hereunder may be terminated by the Executive for Good Reason on written notice by the Executive to the Company. For purposes of this Agreement, “Good Reason” means the occurrence of any of the following circumstances without the Executive’s consent:

(1)    a material reduction in the Executive’s Base Salary; provided that, for avoidance of doubt, any reduction in the Executive’s Base Salary as pursuant to the terms of Section 4.A would not be considered a material reduction in the Executives’ Base Salary as set forth in this Section 5.F(1) and therefore would not constitute a Good Reason;

(2)    prior to the issuance of a Notice of Non-Renewal, a material diminution of the Executive’s duties, authority or responsibilities as in effect immediately prior to such diminution; or

(3)    the relocation of the Executive’s principal work location to a location more than 50 miles from its current location as of the Effective Date.

In order to be eligible for payment on account of a Good Reason termination, the Executive must: (i) provide written notice to the Company within 90 days following the first event or condition which gives rise to the Executive’s claim of Good Reason under this section (the “Initial Breach”); (ii) provide the Company with 30 days from the date of such notice in which to “cure” such event or condition; and (iii) if such cure does not occur, actually terminate employment within 30 days following the expiration of the cure period.

G.    Resignation without Good Reason. In addition to the Executive’s right to terminate the Executive’s employment for Good Reason, the Executive shall have the right to terminate the Executive’s employment with the Company for convenience at any time and for any other reason, or no reason at all, upon thirty (30) days’ advance written notice to the Company; provided, however, that if the Executive has provided notice to the Company of the Executive’s termination of employment, the Company may determine, in its sole discretion, that such termination shall be effective on any date prior to the effective date of termination provided in such notice (and, if such earlier date is so required, then it shall not change the basis for the Executive’s termination of employment nor be construed or interpreted as a termination of employment pursuant to Section 5.E).

H.    Deemed Resignations. Unless otherwise agreed to in writing by the Company and the Executive prior to the termination of the Executive’s employment, any termination of the Executive’s employment shall, without changing the basis for termination of employment or the impact of such termination on the Executive’s rights, if any, under this Agreement, constitute (i) an automatic resignation of the Executive from any position held as an officer of the Company and each affiliate of the Company (including each member of the Company Group), and (ii) an automatic resignation of the Executive from the Board (if applicable), from the board of directors or similar governing body of any affiliate of the Company (including each member of the Company Group) and from the board of directors or similar governing body of any corporation, limited liability entity or other entity in which the Company or any affiliate of the Company (including each member of the Company Group) holds an equity interest and with respect to which board or similar governing body the Executive serves as the Company’s or such affiliate’s designee or other representative.

6.    Payments Upon Termination.

A.    Non-Renewal by Executive; Termination by the Company for Cause; Resignation by the Executive. Upon termination following the issuance by the Executive of a Notice of Non-Renewal pursuant to Section 5.A, a termination by the Company for Cause pursuant to Section 5.D, or a termination due to the Executive’s resignation without Good Reason pursuant to Section 5.G, then the Company shall be obligated to pay and the Executive shall be entitled to receive, by the Company’s next regularly scheduled pay date following the Executive’s Date of Termination or such earlier date as may be required under applicable law, the Base Salary which has accrued for services performed to the Date of Termination and which has not yet been paid. In addition, the Executive shall be entitled to any benefits to which the Executive is entitled under the terms of any applicable benefit plan or program, long-term incentive plan and agreement, restricted unit plan and unit option plan of the Company, and, to the extent applicable, short-term or long-term disability plan or program with respect to any disability, or any life insurance policies and the benefits provided by such plan, program or policies, or applicable law as duly adopted from time to time by the Board, and in all events subject to the payment timing and other requirements and restrictions as may be set forth in such plan, program or policy. The Executive’s entitlements described in this Section 6.A are referred to as the “Accrued Benefits.”

B.    Termination by the Company without Cause or by the Executive for Good Reason. Upon termination of the Executive’s employment by (i) the Company without Cause pursuant to Section 5.E, or (ii) by the Executive for Good Reason pursuant to Section 5.F., in each case prior to the expiration of the then-existing Initial Term or Renewal Term, as applicable, then the Executive will be entitled to the Accrued Benefits and, subject to the terms of this Section 6.B, the Company shall be obligated to pay and the Executive shall be entitled to receive:

(1)    a lump-sum payment, on or before the 60th day following the Date of Termination, equal to 12 months of the Executive’s Base Salary (the “Severance Payment”);

(2)    During the twelve (12)-month period following the Date of Termination or for so long as the Executive and the Executive’s dependents remain eligible for coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), whichever is shorter, subject to the Executive’s timely election of COBRA continuation coverage, timely notification to the Company of such election, and payment by the Executive of the Executive’s portion of any COBRA premium (pursuant to procedures established by the Company), the Company shall also pay, on Executive’s behalf, in accordance with the Company’s standard practices regarding payment of the Company’s portion of premiums under its group health plans, an amount equal to the amount paid by the Company immediately prior to the termination date for medical coverage for the Executive and the Executive’s dependents (such payments, the “COBRA Benefit Payments”); provided, however, that the election of COBRA continuation coverage shall remain the Executive’s sole responsibility. Notwithstanding the foregoing, if the Executive becomes employed by another employer and is eligible to receive group medical insurance coverage under such other employer’s plan(s) (which eligibility shall be promptly reported to the Company by the Executive, the Company’s obligations to pay the COBRA Benefit Payments under this Section 6.B(2) shall terminate; or, if the provision of the benefits described in this Section 6.B(2) cannot be provided in the manner described herein without penalty, tax or other adverse impact on the Company, then the Company and the Executive shall negotiate in good faith in the attempt to determine an alternative manner in which the Company may provide substantially equivalent benefits to the Executive without such adverse impact on the Company.

(3)    Any unvested “phantom” units awarded to the Executive under the Company’s Long Term Incentive program shall automatically vest in the Executive in accordance with the then-current Long Term Incentive program requirements.

Payments under Section 6.B., with the exception of the Accrued Benefits, are contingent upon: (i) the Executive’s compliance with the Executive’s continued obligations to the Company, including the terms of Sections 7 and 8 herein, and (ii) the Executive’s execution and return to the Company, on or before the Release Expiration Date (as defined below), and the Executive’s non-revocation within any time provided by the Company to do so, of a release of all claims in a form substantially similar to the release attached to this Agreement as Exhibit A, subject to changes required by applicable law (the “Release”), which Release shall release each member of the Company Group and their respective affiliates, and the foregoing entities’ respective shareholders, members, partners, officers, managers, directors, fiduciaries, employees, representatives, agents and benefit plans (and fiduciaries of such plans) from any and all claims, including any and all causes of action arising out of the Executive’s employment with the Company and any other member of the Company Group or the termination of such employment, but excluding all claims to severance payments the Executive may have under this Section 6.B. As used herein, the “Release Expiration Date” is that date that is twenty-one (21) days following the date upon which the Company delivers the Release to the Executive (which shall occur no later than seven (7) days after the Date of Termination) or, in the event that such termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the date that is forty-five (45) days following such delivery date.

C.    Non-Renewal by Company. Upon termination following the issuance by the Company of a Notice of Non-Renewal pursuant to Section 5.A, then the Executive will be entitled to the Accrued Benefits and, subject to the terms of this Section 6.C, the Company shall be obligated to pay and the Executive shall be entitled to receive:

(1)    a lump-sum payment, on or before the 60th day following the Date of Termination, equal to a of 6 months of the Executive’s Base Salary (the “Non-Renewal Severance Payment”);

(2)    During the six (6)-month period following the Date of Termination or for so long as the Executive and the Executive’s dependents remain eligible for coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), whichever is shorter, subject to the Executive’s timely election of COBRA continuation coverage, timely notification to the Company of such election, and payment by the Executive of the Executive’s portion of any COBRA premium (pursuant to procedures established by the Company), the Company shall also pay, on Executive’s behalf, in accordance with the Company’s standard practices regarding payment of the Company’s portion of premiums under its group health plans, an amount equal to the amount paid by the Company immediately prior to the termination date for medical coverage for the Executive and the Executive’s dependents (such payments, the “Non-Renewal COBRA Benefit Payments”); provided, however, that the election of COBRA continuation coverage shall remain the Executive’s sole responsibility. Notwithstanding the foregoing, if the Executive becomes employed by another employer and is eligible to receive group medical insurance coverage under such other employer’s plan(s) (which eligibility shall be promptly reported to the Company by the Executive, the Company’s obligations to pay the COBRA Benefit Payments under this Section 6.C(2) shall terminate; or, if the provision of the benefits described in this Section 6.C(2) cannot be provided in the manner described herein without penalty, tax or other adverse impact on the Company, then the Company and the Executive shall negotiate in good faith in the attempt to determine an alternative manner in which the Company may provide substantially equivalent benefits to the Executive without such adverse impact on the Company.

Payments under Section 6.C., with the exception of the Accrued Benefits, are contingent upon: (i) the Executive’s compliance with the Executive’s continued obligations to the Company, including the terms of Sections 7 and 8 herein, and (ii) the Executive’s execution and return to the Company, on or before the Release Expiration Date (as defined below), and the Executive’s non-revocation within any time provided by the Company to do so, of a Release, which Release shall release each member of the Company Group and their respective affiliates, and the foregoing entities’ respective shareholders, members, partners, officers, managers, directors, fiduciaries, employees, representatives, agents and benefit plans (and fiduciaries of such plans) from any and all claims, including any and all causes of action arising out of the Executive’s employment with the Company and any other member of the Company Group or the termination of such employment, but excluding all claims to severance payments the Executive may have under this Section 6.C. As used herein, the “Release Expiration Date” is that date that is twenty-one (21) days following the date upon which the Company delivers the Release to the Executive (which shall occur no later than seven (7) days after the Date of Termination) or, in the event that such termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the date that is forty-five (45) days following such delivery date.

D.    Death or Total Disability. Upon termination of the Executive’s employment pursuant to Section 5.B due to the death or due to the Executive’s Total Disability pursuant to Section 5.C, in each case prior to the end of a then-existing Initial Term or Renewal Term, then: (i) the Executive or the Executive’s estate (as applicable) shall be eligible for the Accrued Benefits; (ii) in the event of a termination due to the Executive’s death, the Executive’s estate shall be eligible for any death benefit payable to such estate under a plan or policy provided by the Company to provide such benefits to the Executive; (iii) in the event of a termination due to the Executive’s Total Disability and the Company does not provide a long-term disability insurance program for which the Executive would be eligible, the Executive shall receive the Severance Payment in lump-sum payment, on or before the 60th day following the Date of Termination; and (iv) subject to the terms of this Section 6.D., for the twelve (12)-month period following the Date of Termination or for so long as the Executive and the Executive’s dependents remain eligible for coverage under COBRA, whichever is shorter, subject to the Executive’s (or Executive’s dependents) timely election of COBRA continuation coverage, timely notification to the Company of such election and payment of the Executive’s portion of any COBRA premium (pursuant to procedures established by the Company), the Company shall also pay, on Executive’s behalf, in accordance with the Company’s standard practices regarding payment of the Company’s portion of premiums under its group health plans, the COBRA Benefit Payments; provided, however, that the election of COBRA continuation coverage shall remain the Executive’s (or his applicable dependents’) sole responsibility. Notwithstanding the foregoing, if the Executive becomes employed by another employer and is eligible to receive group medical insurance coverage under such other employer’s plan(s) (which eligibility shall be promptly reported to the Company by the Executive, the Company’s obligations to pay the COBRA Benefit Payments under this Section 6.D shall terminate; or, if the provision of the benefits described in this Section 6.D cannot be provided in the manner described herein without penalty, tax or other adverse impact on the Company, then the Company and the Executive shall negotiate in good faith in the attempt to determine an alternative manner in which the Company may provide substantially equivalent benefits to the Executive without such adverse impact on the Company. Notwithstanding the foregoing, the Executive’s (or, as applicable, his dependents’) eligibility for the COBRA Benefit Payments described in this Section 6.D(iii) is subject to the Executive’s (or, as applicable, his estate’s) timely satisfaction of the Release requirements described in the last two sentences of Section 6.B above.

E.    For the avoidance of doubt, the Executive shall not be eligible for any severance benefits or payments (including the Severance Payment or Non-Renewal Severance Payment, or any COBRA Benefit Payments or Non-Renewal COBRA Payments) in the event that the Executive’s employment hereunder ends upon the end of the Initial Term or a Renewal Term that follows the issuance by the Executive of a Notice of Non-Renewal as set forth in Section 2 or, if applicable, upon such earlier date following the issuance by the Executive of a Notice of Non-Renewal to which the parties may agree. Upon voluntary or involuntary termination of employment of the Executive for any reason whatsoever, the Executive shall continue to be subject to the provisions of Sections 7 and 8, hereof (it being understood and agreed that such provisions shall survive any termination or expiration of the Executive’s employment hereunder for any reason whatsoever).

F.    For the avoidance of doubt, while termination of employment with the Company will end the Company’s obligations pursuant to Section 4, termination of employment for purposes of rights to severance benefits under Sections 6.B., 6.C., or 6.D. of this Agreement shall not be deemed to have occurred until the Executive has terminated employment with the Company and all of its affiliates (including, as applicable, all members of the Company Group), for so long as such entities are considered a single service recipient for purposes of determining whether a ‘separation from service’ has occurred under Section 409A of the Code.

7.    Confidentiality and Return of Property; Intellectual Property.

A.    Confidential Information.

(1)    Company Information. The Company agrees that, following the Effective Date and in the course of the Executive’s employment hereunder, it will provide the Executive with, and the Executive will have access to, Confidential Information. The Executive agrees to use all Confidential Information, whether obtained by him before or after the Effective Date solely for the benefit of the Company or, as applicable, for the benefit of other members of the Company Group. Upon the termination of the Executive’s employment for any reason, the Company shall have no obligation to provide the Executive with its Confidential Information. “Confidential Information” means any confidential or proprietary information of the Company or any other member of the Company Group, including all: technical data, trade secrets or know-how, research, product plans, strategies, customer lists and information about customers (including about customers of the Company Group on whom the Executive called or with whom the Executive became acquainted during the term of the Executive’s employment), information about acquisition opportunities, software, developments, inventions, processes, formulas, technology, designs, work in process, techniques, improvements, drawings, engineering, training programs and procedures, pricing, rate information, hardware configuration information, marketing, finances or other business information disclosed to the Executive by the Company or another member of the Company Group (either directly or indirectly in writing, orally or by drawings or observation of parts or equipment), and all other information belonging to any member of the Company Group that gives any member of the Company Group a competitive advantage by virtue of it not being known to the general public. Confidential Information does not include any of the foregoing items which has become publicly known and made generally available through no wrongful act of the Executive or anyone acting in concert with the Executive of others who were under confidentiality obligations as to the information, item or items involved.

(2)    The Executive agrees at all times during the Term and thereafter, to hold in strictest confidence, and not to use, except for the exclusive benefit of the Company or other members of the Company Group, or to disclose to any person or entity without written authorization of the Board, any Confidential Information. Notwithstanding the foregoing, the Executive further agrees nothing in this Agreement prohibits Executive from reporting to any governmental authority information concerning possible violations of law or regulation or making other disclosures that are protected under the whistleblower provisions of federal law or regulation or any other applicable law. This Agreement does not limit Executive’s right to receive an award for information provided to any governmental agencies. Pursuant to the Defend Trade Secrets Act of 2016, Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of any secret or confidential information that (i) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(3)    Third-Party Information. The Executive recognizes that the Company or another member of the Company Group has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s, or other members’ of the Company Group’s, part to maintain the confidentiality of such information and to use it only for certain limited purposes. The Executive shall hold all such confidential or proprietary information in the strictest confidence and not disclose it to any person or entity or use it except as necessary in carrying out the Executive’s work for the Company or another member of the Company Group consistent with the Company’s or any other member of the Company Group’s agreement with such third party.

B.    Returning Company Documents. At the time of leaving the employ of the Company, the Executive will deliver to the Company (and will not keep in the Executive’s possession) specifications, drawings blueprints, sketches, materials, equipment, other documents or property (including all electronically stored information), or reproductions of any aforementioned items developed by the Executive pursuant to the Executive’s employment or engagement with the Company or any other member of the Company Group or otherwise belonging to the Company or any other member of the Company Group, or their respective successors or assigns.

C.    Intellectual Property.

(1)    The Executive agrees that the Company shall own, and the Executive shall (and hereby does) assign, all right, title and interest (including patent rights, copyrights, trade secret rights, mask work rights, trademark rights, and all other intellectual and industrial property rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), discoveries, developments, improvements, innovations, works of authorship, mask works, designs, know-how, ideas, formulae, processes, techniques, data and information authored, created, contributed to, made or conceived or reduced to practice, in whole or in part, by the Executive during the period in which the Executive is or has been employed by or affiliated with the Company or any other member of the Company Group, whether or not registerable under U.S. law or the laws of other jurisdictions, that either (a) relate, at the time of conception, reduction to practice, creation, derivation or development, to any member of the Company Group’s businesses or actual or anticipated research or development, or (b) were developed on any amount of the Company’s or any other member of the Company Group’s time or with the use of any member of the Company Group’s equipment, supplies, facilities or Confidential Information (all of the foregoing collectively referred to herein as “Company Intellectual Property”), and the Executive shall promptly disclose all Company Intellectual Property to the Company in writing. To support the Executive’s disclosure obligation herein, the Executive shall keep and maintain adequate and current written records of all Company Intellectual Property made by the Executive (solely or jointly with others) during the period in which the Executive is or has been employed by or affiliated with the Company or any other member of the Company Group in such form as may be specified from time to time by the Company. These records shall be available to, and remain the sole property of, the Company or its designee at all times.

(2)    All of the Executive’s works of authorship and associated copyrights created during the period in which he is or has been employed by or affiliated with the Company or any other member of the Company Group and in the scope of the Executive’s employment or engagement shall be deemed to be “works made for hire” within the meaning of the Copyright Act. To the extent any right, title and interest in and to Company Intellectual Property cannot be assigned by the Executive to the Company, the Executive shall grant, and does hereby grant, to the Company Group an exclusive, perpetual, royalty-free, transferable, irrevocable, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, use, sell, offer for sale, import, export, reproduce, practice and otherwise commercialize such rights, title and interest.

(3)    The Executive recognizes that this Agreement will not be deemed to require assignment of any invention or intellectual property that he developed entirely on his own time without using the equipment, supplies, facilities, trade secrets, or Confidential Information of any member of the Company Group. In addition, this Agreement does not apply to any invention that qualifies fully for protection from assignment to the Company under any specifically applicable state law or regulation.

(4)    To the extent allowed by law, this Section applies to all rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like, including without limitation those rights set forth in 17 U.S.C. §106A (collectively, “Moral Rights”). To the extent the Executive retains any Moral Rights under applicable law, the Executive hereby ratifies and consents to any action that may be taken with respect to such Moral Rights by or authorized by the Company or any member of the Company Group, and the Executive hereby waives and agrees not to assert any Moral Rights with respect to such Moral Rights. The Executive shall confirm any such ratifications, consents, waivers, and agreements from time to time as requested by the Company.

(5)    All inventions (whether or not patentable), original works of authorship, designs, know-how, mask works, ideas, information, developments, improvements, and trade secrets of which the Executive is the sole or joint author, creator, contributor, or inventor that were made or developed by the Executive prior to his employment with or affiliation with the Company or any other member of the Company Group, or in which he asserts any intellectual property right, and which are applicable to or relate in any way to the business, products, services, or demonstrably anticipated research and development or business of any member of the Company Group (“Prior Inventions”) are listed on Exhibit A, and the Executive represents that Exhibit A is a complete list of all such Prior Inventions. If no such list is attached, the Executive hereby represents and warrants that there are no Prior Inventions, and the Executive shall make no claim of any rights to any Prior Inventions. If, in the course of the Executive’s employment with or affiliation with the Company or any other member of the Company Group, he incorporates into the product, process, or device of any member of the Company Group a Prior Invention, the Company Group is hereby granted and will have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use, import, export, offer for sale, sell and otherwise commercialize such Prior Invention as part of or in connection with such product, process, or device of any member of the Company Group.

(6)    The Executive shall perform, during and after the period in which he is or has been employed by or affiliated with the Company or any other member of the Company Group, all acts deemed necessary or desirable by the Company to permit and assist each member of the Company Group, at the Company’s expense, in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in the Company Intellectual Property and Confidential Information assigned, to be assigned, or licensed to the Company under this Agreement. Such acts may include execution of documents and assistance or cooperation (i) in the filing, prosecution, registration, and memorialization of assignment of any applicable patents, copyrights, mask work, or other applications, (ii) in the enforcement of any applicable patents, copyrights, mask work, moral rights, trade secrets, or other proprietary rights, and (iii) in other legal proceedings related to the Company Intellectual Property or Confidential Information.

(7)    In the event that the Company (or, as applicable, a member of the Company Group) is unable for any reason to secure the Executive’s signature to any document required to file, prosecute, register, or memorialize the assignment of any patent, copyright, mask work or other applications or to enforce any patent, copyright, mask work, moral right, trade secret or other proprietary right under any Confidential Information or Company Intellectual Property (including derivative works, improvements, renewals, extensions, continuations, divisionals, continuations in part, continuing patent applications, reissues, and reexaminations of such Company Intellectual Property), the Executive hereby irrevocably designates and appoints the Company and each of the Company’s duly authorized officers and agents as his agents and attorneys-in-fact to act for and on the Executive’s behalf and instead of the Executive, (i) to execute, file, prosecute, register and memorialize the assignment of any such application, (ii) to execute and file any documentation required for such enforcement, and (iii) to do all other lawfully permitted acts to further the filing, prosecution, registration, memorialization of assignment, issuance, and enforcement of patents, copyrights, mask works, moral rights, trade secrets or other rights under the Confidential Information or Company Intellectual Property, all with the same legal force and effect as if executed by Employee.

(8)    In the event that the Executive enters into, on behalf of any member of the Company Group, any contracts or agreements relating to any Confidential Information or Company Intellectual Property, the Executive shall assign such contracts or agreements to the Company (or the applicable member of the Company Group) promptly, and in any event, prior to the Executive’s Date of Termination. If the Company (or the applicable member of the Company Group) is unable for any reason to secure the Executive’s signature to any document required to assign said contracts or agreements, or if the Executive does not assign said contracts or agreements to the Company (or the applicable member of the Company Group) prior to the Executive’s termination, the Executive hereby irrevocably designates and appoints the Company (or the applicable member of the Company Group) and each of the Company’s duly authorized officers and agents as the Executive’s agents and attorneys-in-fact to act for and on the Executive’s behalf and instead of the Executive to execute said assignments and to do all other lawfully permitted acts to further the execution of said documents.

D.    Notification of New Employer. In the event that the Executive leaves the employ of the Company, the Executive hereby grants consent to notification by the Company and each other member of the Company Group to the Executive’s new employer about the Executive’s rights and obligations under this Agreement.

E.    Representations. The Executive agrees to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. The Executive represents that his performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by the Executive in confidence or in trust prior to the Executive’s employment by the Company. The Executive has not entered into, and the Executive agrees that he will not enter into, any oral or written agreement in conflict herewith.

8.    Protective Covenants. In return for the Company’s provision of Confidential Information and the other consideration provided under this Agreement, and as a condition to the Executive’s employment hereunder, the Executive agrees to the following:

A.    Restriction on Interfering with Employee Relationships. During the Executive’s employment with the Company, and for a period of 12 months following the date that the Executive is no longer employed by any member of the Company Group, the Executive will not, either directly or indirectly, hire, call on, solicit, or take away, or attempt to call on, solicit or take away any of the employees or officers of the Company or any other member of the Company Group or encourage any employees or officers of the Company or any other member of the Company Group to terminate their relationship with the Company or any other member of the Company Group. Notwithstanding the foregoing, this Section 8.A shall not prohibit the Executive from making general solicitations for employment, or hiring an individual who responds to such a solicitation, so long as such solicitation was not targeted at an employee or officer (or group of employees or officers) of the Company or any other member of the Company Group.

B.    Restriction on Interfering with Customer Relationships. During the Executive’s employment with the Company or any other member of the Company Group, the Executive will not, directly or indirectly, except in connection with the Executive’s employment with the Company or any other member of the Company Group, service, call on, solicit, or take away, or attempt to call on, solicit, or take away any of those customer entities and/or persons who conduct business with the Company or any other member of the Company Group. For a period of 12 months following the date that the Executive is no longer employed by any member of the Company Group, the Executive will not directly solicit with respect to any product or service that is the same or similar to that sold or provided by any member of the Company Group the sale of goods or services, or a combination thereof, from any of the established customers of any member of the Company Group.

C.    The Executive understands that the non-solicitation covenants of this Section 8 may limit his ability to earn a livelihood in a business similar to the business of the Company, but as an executive officer of the Company he nevertheless agrees and hereby acknowledges that: (i) the terms and provisions of this Agreement are reasonable and necessary to protect the Company’s, and the other members of the Company Group’s, interests; (ii) the consideration provided by the Company under this Agreement is not illusory; (iii) the consideration given by the Company under this Agreement, including any amounts or benefits contemplated to be provided to the Executive hereunder gives rise to the Company’s, and the other members of the Company Group’s, interest in restraining and prohibiting the Executive from interfering with the Company Group’s employee relationships or customer relationships as provided under this Section 8; (iv) the Executive’s covenant not to interfere with the Company Group’s employee relationships or customer relationships pursuant to this Section 8 is designed to enforce the Executive’s consideration (or return promises), including the Executive’s promise to not disclose Confidential Information under this Agreement; and (v) such provisions do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the Company or the other members of the Company Group. In consideration of the foregoing, and in light of the Executive’s education, skills, and abilities, the Executive agrees that he will not assert that, and it should not be considered that, any provisions of Section 8 hereof are otherwise void, voidable, or unenforceable or should be voided or held unenforceable.

D.    The Executive agrees that the period during which the covenants contained in this Section 8 shall be effective shall be computed by excluding from such computation any time during which the Executive is in violation of any provision of this Section 8.

E.    The existence of any claim or cause of action by the Executive against the Company, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of covenants in this Section 8.

F.    In the event that the Executive breaches any provisions of Section 7 or this Section 8 or there is a threatened breach, then, in addition to all other rights and remedies which the Company may have, the Company shall (i) be entitled, without the posting of a bond or other security, to injunctive relief to enforce the restrictions contained in such Sections and (ii) seek a decision from a court of competent jurisdiction to require the Executive to account for and pay over to the Company all compensation, profits, monies, accruals, increments and other benefits (collectively, “Benefits”) derived or received by the Executive as a result of any transaction constituting a breach of any of the provisions of Sections 7 or 8 and the Executive hereby agrees to account for and pay over such Benefits to the Company.

G.    Each of the rights and remedies enumerated in Section 8.F. shall be independent of the others and shall be in addition to, and not in lieu of, any other rights and remedies available to the Company and the other members of the Company Group at law or in equity. If any of the covenants contained in this Section 8, or any part of any of them, is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants or rights or remedies which shall be given full effect without regard to the invalid portions. If any of the covenants contained in this Section 8 is held to be invalid or unenforceable because of the duration of such provision or the area covered thereby or the scope thereof, the parties agree that the court making such determination shall have the power to reduce the duration and/or area and/or scope of such provision and in its reduced form such provision shall then be enforceable. No such holding of invalidity or unenforceability in one jurisdiction shall bar or in any way affect the Company’s or any other member of the Company Group’s right to the relief provided in this Section 8 or otherwise in the courts of any other state or jurisdiction as to breaches of such covenants in such other states or jurisdictions, such covenants being, for this purpose, severable into diverse and independent covenants.

H.    In the event that an actual proceeding is brought in equity to enforce the provisions of Section 7 or this Section 8, the Executive shall not urge as a defense that there is an adequate remedy at law nor shall the Company or any other member of the Company Group be prevented from seeking any other remedies which may be available. For the avoidance of doubt, each member of the Company Group that is not a signatory hereto is an intended third-party beneficiary of the Executive’s covenants, representations, and obligations under Sections 7 and 8 and shall be entitled to enforce such covenants, representations, and obligations as if a party hereto.

9.    Agreements and Representations by the Executive. The Executive represents that (A) the Executive is under no contractual or other obligation to a previous third party based on a restrictive covenant or confidentiality or non-competition agreement (“Third Party Agreement”) that would prevent the Executive in any way from accepting or continuing employment with the Company as set forth in this Agreement, or (B) such third party has expressly waived in writing the provisions of such Third Party Agreement, or has otherwise consented in writing to the Executive’s accepting employment with the Company notwithstanding such Third Party Agreement, and the Executive has provided a copy of such waiver or consent to the Company.

10.    Notices. All notices and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by registered or certified mail (return receipt requested and with postage prepaid thereon) or by facsimile transmission to the respective parties at the following addresses (or at such other address as either party shall have previously furnished to the other in accordance with the terms of this Section):

if to the Company:

BKEP Management, Inc.
6060 American Plaza Suite 500
Tulsa, OK 73135
Attention: Vice President of Human Resources

if to the Executive:

Matthew Lewis

7517 Oak Line Dr

Tulsa, OK 74131

11.    Amendment; Waiver. The terms and provisions of this Agreement may be modified or amended only by a written instrument executed by each of the parties hereto, and compliance with the terms and provisions hereof may be waived only by a written instrument executed by each party entitled to the benefits thereof. No failure or delay on the part of any party in exercising any right, power or privilege granted hereunder shall constitute a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege granted hereunder.

12.    Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersede all prior written or oral agreements or understandings between the parties relating thereto. Notwithstanding the foregoing, this Agreement complements, and is in addition to (and does not supersede or replace) any other agreements between the Company and the Executive with respect to non-solicitation or the Executive’s non-use and non-disclosure of confidential information.

13.    Severability. In the event that any term or provision of this Agreement is found to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining terms and provisions hereof shall not be in any way affected or impaired thereby, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained therein.

14.    Executive Acknowledgement. The Executive acknowledges that the Executive has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on the Executive’s own judgment after having had the opportunity to consult with advisors of the Executive’s choosing.

15.    Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns (it being understood and agreed that, except as expressly provided herein, nothing contained in this Agreement is intended to confer upon any other person or entity any rights, benefits or remedies of any kind or character whatsoever). The Executive may not assign this Agreement without the prior written consent of the Company. The Company may assign this Agreement (and its rights and obligations hereunder) to any other member of the Company Group or to any successor (whether by operation of law or otherwise) to all or substantially all of its business and assets without the consent of the Executive.

16.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Oklahoma (except that no effect shall be given to any conflicts of law principles thereof that would require the application of the laws of another jurisdiction). With respect to any dispute arising out of or relating to this Agreement, the parties consent to the exclusive jurisdiction, forum and venue of the state and federal courts (as applicable) located in Tulsa County, Oklahoma.

17.    Headings; Interpretation. The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement. Unless the context requires otherwise, all references to laws, regulations, contracts, documents, agreements and instruments refer to such laws, regulations, contracts, documents, agreements and instruments as they may be amended, restated or otherwise modified from time to time, and references to particular provisions of laws or regulations include a reference to the corresponding provisions of any succeeding law or regulation. The words “herein”, “hereof”, “hereunder” and other compounds of the word “here” shall refer to the entire Agreement, and not to any particular provision hereof. Unless the context requires otherwise, the word “or” is not exclusive. All references to “including,” “include” or “includes” shall be construed being followed by “without limitation.” Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each of the parties hereto and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties hereto.

18.    Withholdings; Deductions. The Company may withhold and deduct from any benefits or payments made or to be made pursuant to this Agreement (a) all federal, state, local and other taxes as may be required pursuant to any law or governmental regulation or ruling and (b) any deductions consented to in writing by the Executive.

19.    Section 409A; PPACA.

A.    Each payment under this Agreement, including each payment in a series of installment payments, is intended to be a separate payment for purposes of Treas. Reg. § 1.409A-2(b), and is intended to be: (i) exempt from Section 409A of the Code, including, but not limited to, by compliance with the short-term deferral exemption as specified in Treas. Reg. § 1.409A-1(b)(4) and the involuntary separation pay exception within the meaning of Treas. Reg. § 1.409A-1(b)(9)(iii), or (ii) in compliance with Section 409A of the Code, including, but not limited to, being paid pursuant to a fixed schedule or specified date pursuant to Treas. Reg. § 1.409A-3(a) and the provisions of this Agreement will be administered, interpreted and construed accordingly.

B.    All reimbursements or provision of in-kind benefits pursuant to this Agreement shall be made in accordance with Treas. Reg. § 1.409A-3(i)(1)(iv) such that the reimbursement or provision will be deemed payable at a specified time or on a fixed schedule relative to a permissible payment event. Specifically, the amount reimbursed or in-kind benefits provided under this Agreement during the Executive’s taxable year may not affect the amounts reimbursed or provided in any other taxable year (except that total reimbursements may be limited by a lifetime maximum under a group health plan), the reimbursement of an eligible expense shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred, and the right to reimbursement or provision of in-kind benefit is not subject to liquidation or exchange for another benefit.

C.    Notwithstanding the foregoing provisions of this Agreement, if the payment of any severance compensation or severance benefits under Section 6 would be subject to additional taxes and interest under Section 409A because the timing of such payment is not delayed as provided in Section 409A(a)(2)(B)(i) of the Code, and the Executive constitutes a specified employee within the meaning of Section 409A(a)(2)(B)(i) of the Code, then any such payments that the Executive would otherwise be entitled to during the first six months following the Executive’s separation from service within the meaning of Section 409A(a)(2)(A)(i) of the Code shall be accumulated and paid on the date that is six months after the Executive’s separation from service (or if such payment date does not fall on a business day of the Company, the next following business day of the Company), or such earlier date upon which such amount can be paid under Section 409A without being subject to such additional taxes and interest.

D.    Notwithstanding the foregoing, if the coverage under Sections 6.B.(2), or 6.C. would result in the imposition of penalties on the Company pursuant to Section 4980D of the Code or any other penalty or liability pursuant to the Patient Protection and Affordable Care Act of 2010 and the related regulations and guidance promulgated thereunder (“PPACA”), the parties agree to reform Section 6.B.(2) or 6.C. (as applicable) in a manner as is necessary to comply with PPACA while still providing economically equivalent benefits.

20.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature page follows.]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Executive has signed this Agreement as of the date first written above.

BKEP MANAGEMENT, INC.

/s/ Duke R. Ligon
Duke R. Ligon
Chairman of the Board

EXECUTIVE

/s/ Matthew Lewis
Matthew Lewis